CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our report dated January 31, 1997 on the financial statements of AEI Income & Growth Fund XXII Limited Partnership as of December 31, 1996 and for the period from inception July 31, 1996 to December 31, 1996 in the post effective Amendment Number 3 to Form SB-2 of AEI Income & Growth Fund XXII Limited Partnership dated on or about November 17, 1997 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                                 /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P
                                     Boulay, Heutmaker, Zibell & Co. P.L.L.P

Minneapolis, Minnesota
November 17, 1997